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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 18, 2000, relating to the financial statements and financial highlights which appear in the May 31, 2000 Annual Report to Shareholders of the SEI Institutional Investments Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Experts," and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Two Commerce Square
2001 Market Street
Philadelphia, Pennsylvania
September 27, 2000